Exhibit 5.1

[BBS LETTERHEAD]

December 7, 2015

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Re: Sale of up to 6,325,000 shares of Common Stock of AmSurg Corp.

Ladies and Gentlemen:

We have acted as counsel for AmSurg Corp., a Tennessee corporation (the “Company”), in connection with the offering of shares of common stock, no par value per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated December 1, 2015 (the “Underwriting Agreement”), between the Company and SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC, as the representatives of the several underwriters named in Schedule II thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of up to 6,325,000 shares of the Company’s Common Stock (the “Shares”). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement dated December 1, 2015 (the “Prospectus Supplement”), and the accompanying base prospectus dated July 21, 2015 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s registration statement on Form S-3, as amended (File No. 333-205776) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the exhibits thereto and the Base Prospectus and Prospectus Supplement included therein;

2.	Such corporate documents and records of the Company, including the Company’s Second Amended and Restated Charter, as amended, including the Articles of Amendment, and the Company’s Second Amended and Restated Bylaws, as amended,

3.	A certificate from Tennessee’s Secretary of State as to the good standing of the Company, dated as of a recent date;

4.	Resolutions adopted by the Board of Directors of the Company and a duly authorized pricing committee thereof relating to, among other matters, the authorization of the sale, issuance and registration of the Shares and performance by the Company of the Underwriting Agreement (collectively, the “Resolutions”), certified as of the date hereof by an officer of the Company;

5.	A certificate of officers of the Company with respect to certain factual matters, dated as of the date hereof; and

6.	Such other documents as we have deemed necessary or appropriate for purposes of this opinion, subject to the assumptions, limitations and qualifications stated herein.

In all such examinations, we have assumed the genuineness of signatures on the Documents and the conformity to such Documents of all copies submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the State of Tennessee and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

AmSurg Corp.

December 7, 2015

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Underwriting Agreement, the Prospectus Supplement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current report on Form 8-K filed by the Company on December 4, 2015, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated December 1, 2015. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC